As filed with the Securities and Exchange Commission on August 9, 2010
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-2592361
(State or other jurisdiction	(IRS Employer
of incorporation)	identification No.)
70 Pine Street, New York, New York 10270
(Address, including zip code, of principal executive offices)
American International Group, Inc. 2010 Stock Incentive Plan
(Full title of the plan)
Kathleen E. Shannon
Senior Vice President and Deputy General Counsel
70 Pine Street
New York, New York 10270
(212) 770-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Share (2)	Price (2)	Fee (1) (2)
Common Stock, par value $2.50 per share	60,000,000 shares	$39.67	$2,380,200,000	$169,708.26

1.	This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and other adjustment provisions of the above-referenced plan.

2.	Estimated solely for purposes of calculating the registration fee. This estimate has been computed in accordance with Rule 457(c) and
(h)(1) and is calculated based upon the average of the high and low sales prices of the Common Stock of American International Group, Inc. on August 3, 2010, as reported on the New York Stock Exchange Composite Tape.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents have been filed by American International Group, Inc., (“AIG”) with the Securities and Exchange Commission (the “Commission”) (File No. 1-8787) and, other than any furnished information, are incorporated herein by reference:
(a)	AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

(b)	AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010;

(c)	AIG’s Current Reports on Form 8-K filed on January 25, 2010, February 5, 2010, February 8, 2010, February 26, 2010, March 5, 2010, March 11, 2010, April 1, 2010, April 2, 2010, April 8, 2010, April 12, 2010, May 7, 2010, May 13, 2010, May 14, 2010, May 17, 2010, May 17, 2010, May 28, 2010, June 3, 2010, July 15, 2010, July 16, 2010, August 2, 2010, August 6, 2010 and August 6, 2010;

(d)	AIG’s Current Reports on Form 8-K/A filed on January 29, 2010 and January 29, 2010; and

(e)	The description of Common Stock contained in the Registration Statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          All documents filed by AIG after the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that AIG is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
          Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          The Common Stock is registered under Section 12(b) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
          The consolidated financial statements and the financial statement schedules incorporated in this registration statement by reference to AIG’s Current Report on Form 8-K, dated August 6, 2010, and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this registration statement by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to AIG’s dependence upon the continued financial support of the U.S. government) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
          The validity of the shares of Common Stock offered pursuant to the AIG 2010 Stock Incentive Plan (the “Plan”) will be passed upon by Kathleen E. Shannon, Esq., Senior Vice President and Deputy General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of Common Stock and currently beneficially owns less than 1% of the outstanding shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
          The amended and restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG’s amended and restated by-laws contains a similar provision.
          The amended and restated certificate of incorporation also provides that a director will not be personally liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.
          Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, AIG and its subsidiaries maintain a directors’ and officers’ liability insurance policy.
          AIG has entered into indemnification agreements with each of its directors to the same effect as Section 6.4 of AIG’s by-laws.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The exhibits are listed in the exhibit index.
Item 9. Undertakings.
          AIG hereby undertakes:
(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by AIG pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of AIG’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AIG pursuant to the foregoing provisions, or otherwise, AIG has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AIG of expenses incurred or paid by a director, officer or controlling person of AIG in the successful defense of any action, suit or proceeding) is asserted against AIG by such director, officer or controlling person in connection with the securities being registered, AIG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of August, 2010.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Robert H. Benmosche
	Name:	Robert H. Benmosche
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Benmosche and David L. Herzog, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-8 of American International Group, Inc. and any and all amendments to that Registration Statement (including post-effective amendments thereto) and to file the same, with the exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or his or her substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.
               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert H. Benmosche	President, Chief Executive Officer and Director
(Robert H. Benmosche)	(Principal Executive Officer)	August 9, 2010

/s/ David L. Herzog	Executive Vice President and Chief Financial Officer
(David L. Herzog)	(Principal Financial Officer)	August 9, 2010

/s/ Joseph D. Cook	Vice President and Controller
(Joseph D. Cook)	(Principal Accounting Officer)	August 9, 2010

/s/ Laurette T. Koellner
(Laurette T. Koellner)	Director	August 9, 2010

/s/ Donald H. Layton
(Donald H. Layton)	Director	August 9, 2010

/s/ Christopher S. Lynch
(Christopher S. Lynch)	Director	August 9, 2010

Signature	Title	Date

/s/ Arthur C. Martinez
(Arthur C. Martinez)	Director	August 9, 2010

/s/ George L. Miles, Jr.
(George L. Miles, Jr.)	Director	August 9, 2010

/s/ Henry S. Miller
(Henry S. Miller)	Director	August 9, 2010

/s/ Robert S. Miller
(Robert S. Miller)	Director	August 9, 2010

/s/ Suzanne Nora Johnson
(Suzanne Nora Johnson)	Director	August 9, 2010

/s/ Morris W. Offit
(Morris W. Offit)	Director	August 9, 2010

/s/ Ronald A. Rittenmeyer
(Ronald A. Rittenmeyer)	Director	August 9, 2010

/s/ Douglas M. Steenland
(Douglas M. Steenland)	Director	July 27, 2010

EXHIBIT INDEX

Exhibit Number	Description	Location
4	American International Group, Inc. 2010 Stock Incentive Plan	Filed as exhibit to AIG’s Definitive Proxy Statement dated April 12, 2010 (File No. 001-8787) and incorporated herein by reference.

5	Opinion of Kathleen E. Shannon re validity	Filed herewith.

15	Letter re unaudited interim financial information	Not applicable.

23	Consents of experts and counsel
	(a) PricewaterhouseCoopers LLP	Filed herewith.
	(b) Kathleen E. Shannon, Esq.	Included in Exhibit 5.

24	Powers of Attorney	Included on signature page.